Exhibit 99. 2

Velodyne Lidar Announces Appointment of Dr. Theodore L. Tewksbury as Chief Executive Officer

Proven Executive Brings a Long Track Record and
Decades of Experience Leading Innovative Businesses

SAN JOSE, Calif. – November 4, 2021 – Velodyne Lidar, Inc. (NASDAQ: VLDR, VLDRW), the leading lidar company, known worldwide for its broad portfolio of breakthrough lidar technologies, today announced the appointment of Theodore “Ted” L. Tewksbury, Ph.D. as Chief Executive Officer, effective November 10, 2021.

Dr. Tewksbury is a proven technology executive with more than 30 years of leadership experience across a series of public and private companies. Dr. Tewksbury most recently served as Chief Executive Officer of Eta Compute, a leading provider of ultra-low power AI vision systems. Prior to Eta Compute, he held several chief executive and board positions at leading high-technology companies, including Entropic Communications and Integrated Device Technology. Dr. Tewksbury is an accomplished engineer, with a Ph.D. in electrical engineering from MIT. He has held a variety of engineering and management positions in his career, including introducing over 180 innovative new product families during his time at Maxim Integrated Products.

“We are pleased to welcome Ted to the Velodyne team. Ted’s extensive leadership experience in addition to engineering expertise, make him an ideal candidate to lead Velodyne as we continue to lead the lidar industry with the most cutting-edge products and scalable manufacturing capacity,” said Michael Dee, Chairman of the Velodyne Board of Directors. “Innovation and execution are our most important priorities and Ted’s direct experience designing and manufacturing leading-edge technologies makes him a natural complement to Velodyne’s world-class technology development and engineering team. Velodyne is far and away the market leader, having sold over 15,000 sensors in the last 12 months with the widest product range in the industry. We are confident that under his leadership, Velodyne is poised to continue expanding its global footprint and drive long-term value for all shareholders.”

“I am thrilled to join Velodyne at such an exciting time in its development. It is an honor to be part of its world class management and engineering team. The opportunity set for Velodyne is vast and mass adoption is just around the corner,” said Dr. Tewksbury. “The Velodyne name is revered in the lidar space and I look forward to advancing the company’s strategy and driving value for all stakeholders for years to come.”

Hamid Zarringhalam, Board member and head of the Board’s CEO search committee said, “I am very proud the Board was able to conduct a robust and comprehensive three-month selection process to evaluate a deep pool of highly qualified candidates and unanimously select a candidate of Ted’s caliber to lead Velodyne forward. I also want to thank the Office of the Chief Executive (“OCE”), consisting of Jim Barnhart, Chief Operating Officer; Drew Hamer, Chief Financial Officer; Kathy McBeath, Chief People Officer, and Sinclair Vass, Chief Commercial Officer, as well as Chief Technology Officer Matt Rekow for their teamwork and critical contributions as we conducted our CEO search. Their teamwork in stepping in to manage the company was significant in helping us achieve this successful search.” With the appointment of Dr. Tewksbury, the OCE has been dissolved and each will remain with the company in their respective positions.

About Theodore L. Tewksbury, Ph.D.

Theodore L. Tewksbury, Ph.D. was previously Chief Executive Officer of Eta Compute, a provider of ultra-low power AI vision systems. Prior to joining Eta Compute, he served as president and chief executive officer for Entropic Communications, an industry leader in connectivity solutions for cable, satellite and broadband infrastructure, until the company’s acquisition by MaxLinear Corporation. Before this, as President and Chief Executive Officer of Integrated Device Technology, he led the company’s successful turnaround by launching new growth businesses including wireless charging, power management and high-performance radio frequency (RF) products. Dr. Tewksbury was also President and Chief Operating Officer of AMI Semiconductor, a leading developer of semiconductor solutions for automotive, industrial and medical applications before its acquisition by ON Semiconductor. Earlier in his career, Dr. Tewksbury held a variety of engineering and management positions at Maxim Integrated, IBM Microelectronics and Analog Devices.

Dr. Tewksbury holds B.S., M.S. and Ph.D. degrees in electrical engineering from MIT. He is currently on the boards of MaxLinear and Jariet Technologies and previously served on the boards of Global Semiconductor Alliance and Entropic Communications.

About Velodyne Lidar

Velodyne Lidar (Nasdaq: VLDR, VLDRW) ushered in a new era of autonomous technology with the invention of real-time surround view lidar sensors. Velodyne, the global leader in lidar, is known for its broad portfolio of breakthrough lidar technologies. Velodyne’s revolutionary sensor and software solutions provide flexibility, quality and performance to meet the needs of a wide range of industries, including autonomous vehicles, advanced driver assistance systems (ADAS), robotics, unmanned aerial vehicles (UAV), smart cities and security. Through continuous innovation, Velodyne strives to transform lives and communities by advancing safer mobility for all. For more information, visit www.velodynelidar.com.

Forward Looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 including, without limitation, all statements other than historical fact and include, without limitation, statements regarding Velodyne’s target markets, new products, development efforts, and competition. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “can,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Velodyne’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include uncertainties regarding government regulation and adoption of lidar, the uncertain impact of the COVID-19 pandemic on Velodyne’s and its customers’ businesses; Velodyne’s ability to manage growth; Velodyne’s ability to execute its business plan; uncertainties related to the ability of Velodyne’s customers to commercialize their products and the ultimate market acceptance of these products; the rate and degree of market acceptance of Velodyne’s products; the success of other competing lidar and sensor-related products and services that exist or may become available; uncertainties related to Velodyne’s current litigation and potential litigation involving

Velodyne or the validity or enforceability of Velodyne’s intellectual property; and general economic and market conditions impacting demand for Velodyne’s products and services. For more information about risks and uncertainties associated with Velodyne’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Velodyne’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to Velodyne as of the date hereof, Velodyne undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations
InvestorRelations@velodyne.com

Media
Jim Golden / Jack Kelleher / Lyle Weston
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449